Exhibit 23.1




                          Independent Auditors' Consent




     The Board of Directors
     Del Laboratories, Inc.:

     We consent to incorporation by reference in the Registration Statements Nos. (033-64777, 333-92249 and 333-91134) on Form S-8 of
     Del Laboratories, Inc. of our report dated February 24, 2004, with respect to the consolidated balance sheets of Del Laboratories, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of earnings, shareholders' equity, and cash flows and the financial statement schedule for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Del Laboratories, Inc.




                                        /s/ KPMG LLP


     Melville, New York
     March 12, 2004